EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Cataract, Inc.

RCM Technologies Engineering d.o.o. Beograd

RCM Technologies Canada Corp.

RCM Technologies GmbH

RCM Technologies (USA), Inc.

RCM Technologies Netherlands B.V.

RCMT Delaware, Inc.

RCMT Europe Holdings, Inc.